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                                                                    Exhibit 99.4



                              HSC HOLDING CO., INC.



                                        November 10, 1994


Grace Hotel Services Corporation
303 Lexington Avenue
New York, New York 10016

                               SERVICES AGREEMENT

Dear Sirs:

     HSC Holding Co., Inc., a Delaware corporation ("Holding") hereby requests that Grace Hotel Services Corporation, a Delaware corporation ("GHSC"), perform certain services in the name and on behalf and at the expense of Holding.

     The parties agree as follow:

     1. GHSC shall perform the following services in the name and on behalf of Holding (the "Services"):

          (a) establishment of a general disbursements bank account, whose signatories shall be J. Peter Grace III, Charles D. Clawson, Jr., and J. William Wendelken;

          (b) establishment of payroll accounts in California and New York, whose signatory shall be J. Peter Grace III;

          (c) entry into such policies of insurance as GHSC shall deem necessary or advisable in connection with the operation of Holding's business;

          (d)  obtaining new check stock for Holding;

          (e) establishment of employee benefit plans substantially comparable to the employee benefit plans of GHSC;

          (f)  maintenance of Holdings' books and records; and

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          (g)  such other actions as GHSC may deem necessary or advisable in connection with Holding's operation as an independent business.

Holding shall furnish GHSC with such data and information as GHSC requests in order to enable Holding to perform the Services.

     2. (a) For performance of the Services, Holding shall pay GHSC a fee of $3,000 per month per Holding restaurant location.

          (b) In addition, Holding shall reimburse GHSC upon receipt of invoice therefor for any and all out-of-pocket expenses arising out of GHSC's performance of the Services.

          (c) Holding shall indemnify and hold harmless GHSC and its officers, directors, stockholders, affiliates, employees, attorneys and agents against and in respect of any and all losses, claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and attorneys' fees and other legal and other expenses related thereto, arising out of or based upon any action or inaction of GHSC with respect to this agreement or the performance of the Services, except for the Damages arising from the gross negligence or willful misconduct of GHSC.

     3. This agreement may be terminated at any time by either party upon twenty-four hour's written notice to the other party.

     4. This agreement is not intended to, and shall not, create any rights upon anyone other than the parties hereto.

     5. This agreement may be signed in counterparts and shall be governed by and construed in accordance with the laws of the State of New York, excluding any provisions thereof which would otherwise require the application of the law of any other jurisdiction.


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     6.   By their execution hereof, J. Peter Grace III, Charles D. Clawson,
Jr., and J. William Wendelken, being all of the members of the board of directors of Holding, in accordance with the provisions of Section 141(f) of the General Corporation Law of the State of Delaware, hereby authorize and approve the execution, delivery and performance of this agreement in the name and on behalf of Holding.

                                   Very truly yours,

                                   HSC HOLDING CO., INC.


                                   By:
                                        -----------------------
                                        J. Peter Grace III
                                        Chairman



                                   ----------------------------
                                   J. Peter Grace III



                                   ----------------------------
                                   Charles D. Clawson, Jr.



                                   ----------------------------
                                   J. William Wendelken

ACCEPTED AND AGREED TO
as of the date hereof.

GRACE HOTEL SERVICES CORPORATION


By:
   -----------------------------
     J. William Wendelken
     Vice President


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